Exhibit 99.1

FitLife Brands Announces Second Quarter 2023 Results

OMAHA, NE – August 14, 2023 – FitLife Brands, Inc. (“FitLife” or the “Company”) (OTC Pink: FTLF), a provider of innovative and proprietary nutritional supplements and wellness products, today announced financial results for the second quarter ended June 30, 2023, the first full quarter following the acquisition of Mimi’s Rock Corp (“MRC”) on February 28, 2023.

Highlights for the second quarter ended June 30, 2023 include:

●	Total revenue was $14.8 million, an increase of 89% compared to the second quarter of 2022.

●	Adjusted EBITDA was $3.0 million, an increase of 35% compared to the second quarter of 2022, approximately half of which was contributed by MRC.

●	Net income for the second quarter of 2023 was $2.0 million compared to $1.4 million during the same period last year, an increase of 36%.

●	Basic earnings per share increased from $0.32 to $0.44 and fully diluted earnings per share increased from $0.29 to $0.40, an increase of 38% for both measures.

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Excluding the impact of the MRC acquisition (“Legacy FitLife”), Legacy FitLife revenue for the second quarter of 2023 was $7.1 million, a decrease of 9% compared to the same period last year, driven by a 15% decrease in wholesale revenue and a 15% increase in online revenue.

●	Online revenue accounted for 67% of the Company’s total revenue during the second quarter of 2023 compared to 27% during the same period last year.

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Gross margin was 40.4% compared to 44.6% during the second quarter of 2022. Excluding the impact of the purchase accounting valuation step-up for MRC inventory, gross margin for the second quarter of 2023 would have been 41.9%.

●	The Company ended the quarter with $11.9 million outstanding on its term loan and cash of $9.8 million, or total net debt of $2.1 million.

Financial Performance

For the second quarter ended June 30, 2023, total revenue was $14.8 million, an increase of 89% compared to $7.8 million during the same period last year. Online revenue for the quarter was $9.9 million, an increase of 371% compared to the quarter ended June 30, 2022. Excluding the addition of MRC revenue, online sales for Legacy FitLife increased 15% during the quarter. Online revenue accounted for 67% and 27% of the Company’s total revenue during the quarters ended June 30, 2023 and 2022, respectively.

Wholesale revenue for the quarter ended June 30, 2023 was $4.9 million, a decrease of 15% compared to the same period last year. Due to the size and timing of wholesale orders, wholesale revenue recognized by the Company during a quarter is not necessarily reflective of the retail demand for the Company’s products. During the quarter ended June 30, 2023, based on data shared by our wholesale partners, the retail movement of the Company’s products through wholesale channels declined approximately 11%.

Gross margin for the quarter ended June 30, 2023 was 40.4% compared to 44.6% during the same period in the prior year. Purchase accounting requires inventory acquired in a business combination to be stepped up to its fair value less costs to sell at the time of acquisition, which includes recognizing a reasonable profit margin to be achieved upon sale of the inventory. The total increase in the valuation of inventory acquired in the MRC business combination was $0.3 million, which amount was subsequently expensed through cost of goods sold as the inventory was sold. Of this amount, approximately one third was expensed during the first quarter of 2023 with the remainder being expensed during the second quarter. Excluding the impact of the inventory step-up, gross margin during the quarter ended June 30, 2023 would have been 41.9%.

The Company receives periodic rebates from its manufacturers which are recorded as a reduction to cost of goods sold. As previously disclosed, the Company received a sizable rebate during the second quarter of 2022. Rebates recognized during the second quarter of 2023 were $132,000 lower than during the second quarter of 2022. Adjusting for the rebate disparity, gross margin during the second quarter of 2022 would have been 42.9%.

The effective tax rate for the quarter ended June 30, 2023 was 24.4%. A substantial portion of the reported GAAP income tax provision is non-cash due to ongoing utilization of the Company’s net operating loss carryforwards.

Net income for the second quarter of 2023 was $2.0 million compared to $1.4 million during the quarter ended June 30, 2022. During the quarter, net income was adversely impacted by $0.1 million of merger and acquisition related costs as well as amortization of the inventory step-up valuation of $0.2 million.

Basic earnings per share for the quarter ended June 30, 2023 was $0.44, an increase of 38% compared to $0.32 during the same period in 2022. Diluted earnings per share also increased 38% during the second quarter of 2023 to $0.40 compared to $0.29 last year.

Adjusted EBITDA for the quarter ended June 30, 2023 was $3.0 million, an increase of 35% compared to the same period in 2022. Legacy FitLife and MRC each contributed approximately half of the Company’s consolidated adjusted EBITDA.

MRC Integration and Operational Improvements

The Company continues to focus on improving cash flow and profitability at MRC. Since acquiring MRC on February 28, 2023, we have focused primarily on improving profitability through cost reduction. More specifically, we have eliminated approximately $1.5 million of annual non-advertising SG&A expense (all numbers in this press release are reported in USD and not CAD).

Separately, we are closely evaluating the effectiveness of MRC’s advertising spend. During the second quarter of 2023, we reduced MRC’s advertising expense by 20% compared to the second quarter of 2022 with no material impact on revenue. This advertising expense reduction amounted to approximately $350,000 during the quarter, or approximately $1.4 million on an annualized basis. Advertising expense as a percent of revenue during the quarter ended June 30, 2023 was 18.3%, an improvement of 4.3 percentage points compared to 22.6% in the quarter ended June 30, 2022. Going forward, we intend to closely monitor and optimize advertising expense, increasing spending on effective campaigns while reducing spending on ineffective campaigns. As a result, advertising expenditures may increase or decrease in the future.

In addition to reductions in SG&A, we are working to improve MRC’s gross margins. Although margins are strong in core markets, much of MRC’s sales into less developed markets are unprofitable, with many operating at negative gross margins. Late during the second quarter, we took steps to improve the profitability of these international markets. If we determine that we are unable to operate in these markets at an acceptable level of profitability given the complexity and risks, we intend to exit those markets. Although exiting these markets will reduce the Company’s reported revenue, we anticipate it will improve the gross margin and profitability of MRC as a whole.

Since the acquisition, we have invested approximately $2.0 million to improve MRC’s working capital. With this investment, we have approximately doubled MRC’s inventory, paid transaction expenses, and significantly reduced MRC’s accounts payable and accrued liabilities. Subsequent to the end of the second quarter, we have settled all material payables and accrued liabilities that we assumed in conjunction with the acquisition. We estimate that MRC will make final payments during the third quarter in settlement of these liabilities of approximately $700,000.

We believe there are significant opportunities to optimize the tax structure of MRC and its international subsidiaries. We have been working with a global accounting firm since prior to the closing of the acquisition to design and implement an improved tax structure. In the short-term, MRC has goods and sales tax receivables of approximately $1.3 million which we expect to recover as tax returns for prior periods are filed. In the long-term, MRC has material net operating loss carryforwards which we expect can be utilized in Canada to reduce our future cash tax liability.

Although we have focused our initial efforts on Dr. Tobias, MRC’s largest brand, we believe there is additional opportunity with MRC’s two skin-care brands—All Natural Advice and Maritime Naturals. After declining for the past couple of years, All-Natural Advice returned to year-over-year growth in the second quarter of 2023, and Maritime Naturals appears to have stabilized. We recently completed a redesign of the All-Natural Advice branding and packaging, which we anticipate launching during the fourth quarter of 2023. In addition, we intend to launch new products across all three of the MRC brands.

In short, while significant work remains, we are pleased with the progress we have made with MRC. As one indication of our progress, the EBITDA generated by MRC during our first full quarter of ownership materially exceeds any previous quarterly EBITDA generated by MRC as a standalone business, and exceeds the annual EBITDA generated by MRC as a standalone business in many previous years.

Balance Sheet

Subsequent to the end of the second quarter, the Company secured an increase in its money market rate, bringing the current rate to 4.85%. The Company pays interest of SOFR+275 on its term loan, or approximately 8.2% currently, resulting in a net cost of debt of approximately 3.35%. As previously disclosed, the Company intends to maintain a strong cash balance while it continues evaluating additional acquisition opportunities.

The Company ended the quarter with $11.9 million outstanding on its term loan and cash of $9.8 million, or total net debt of $2.1 million.

Update on Nasdaq listing

On June 20, 2023, the Company announced that it had submitted an application for the listing of its common stock on the Nasdaq Capital Market (“Nasdaq”). Based on preliminary feedback from Nasdaq, the Company is in compliance with all of the initial listing standards except for the requirement to have an average daily trading volume (“ADV”) of 2,000 or more shares over the previous 30 trading days.

We intend to continue to closely monitor the trading volume of the Company’s common stock. If the required ADV threshold is met, and the Company remains in compliance with all other initial listing standards at that point in time, we anticipate that Nasdaq will approve our application. If the ADV does not improve in the near future, we will consider implementing a forward stock split, which we anticipate would help the Company meet the ADV requirement.

There are no assurances that the Company will meet the required ADV threshold, that the Company will remain in compliance with Nasdaq’s other initial listing standards, that Nasdaq will approve the application, or relating to the timing of any such approval. Further, if the Company is approved for listing on Nasdaq, there are no assurances that the Company will be able to comply with Nasdaq’s continued listing requirements.

Dayton Judd, the Company’s Chairman and CEO, commented, “I am pleased with the Company’s performance. In particular, the integration of MRC has been encouraging and we are quickly achieving the anticipated benefits of the acquisition. With regard to the Legacy FitLife business, although wholesale traffic is down, we remain encouraged by the continued growth of our online business. And given the success of our acquisition strategy thus far, we continue to pursue other possible transactions that we believe will be materially accretive to our shareholders.”

About FitLife Brands

FitLife Brands is a developer and marketer of innovative and proprietary nutritional supplements and wellness products for health-conscious consumers. FitLife markets over 150 different products primarily online, but also through domestic and international GNC® franchise locations as well as through more than 17,000 additional domestic retail locations. FitLife is headquartered in Omaha, Nebraska. For more information, please visit our website at www.fitlifebrands.com.

Forward-Looking Statements

Statements in this release that are forward looking involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance that may be suggested in this news release. Such factors may include, but are not limited to, the ability of the Company to continue to grow revenue, and the Company's ability to continue to achieve positive cash flow given the Company's existing and anticipated operating and other costs. Many of these risks and uncertainties are beyond the Company's control. Reference is made to the discussion of risk factors detailed in the Company's filings with the Securities and Exchange Commission including its reports on Form 10-K and 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Non-GAAP Financial Measures

The financial presentation below contains certain financial measures defined as “non-GAAP financial measures” by the SEC, including non-GAAP EBITDA and adjusted non-GAAP EBITDA. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

As presented herein, non-GAAP EBITDA excludes interest, foreign exchange gains and losses, income taxes, and depreciation and amortization. Adjusted non-GAAP EBITDA excludes, in addition to interest, taxes, depreciation and amortization, equity-based compensation, M&A/integration activities, restatement related expense and non-recurring gains or losses. The Company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expense and other items that may not be indicative of its core operating results and business outlook. The Company believes that the inclusion of non-GAAP measures in the financial presentation herein allows investors to compare the Company’s financial results with the Company’s historical financial results and is an important measure of the Company’s comparative financial performance.

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